Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Third Quarter 2011 EPS of $0.61,

an Increase of 49% over Third Quarter 2010

—Total Company Sales Increase 12%; Comparable Sales Increase 6% —

New York, NY, November 18, 2011 – ANN INC. (NYSE: ANN) today reported results for the fiscal third quarter of 2011, ended October 29, 2011. The Company also provided its outlook for the fourth quarter and full year of fiscal 2011.

For the fiscal third quarter of 2011, the Company reported earnings per diluted share of $0.61, compared with earnings per diluted share of $0.41 in the third quarter of 2010.

Kay Krill, President and CEO commented, “ANN INC. delivered another outstanding quarter, generating our fourth consecutive quarter of double-digit sales growth and our ninth consecutive quarter of double-digit growth in earnings and diluted earnings per share. Looking ahead to the balance of the fiscal year, we are on track to achieve another year of significant growth in sales and earnings.

“By brand, LOFT generated exceptional results, as compelling product and effective marketing drove significantly higher sales and profitability across all LOFT channels. The Ann Taylor brand delivered solid performance, reflecting outstanding results in the e-commerce channel, solid performance in the factory channel and softer-than-expected sales in the stores channel.”

Fiscal 2011 Third Quarter Results

Total net sales for the third quarter of fiscal 2011 were $564.0 million, compared with net sales of $505.3 million in the third quarter of fiscal 2010. By brand, net sales across all channels of the Ann Taylor brand totaled $229.7 million in the third quarter of 2011, compared with net sales of $223.2 million in the third quarter of 2010. At the LOFT brand, net sales across all channels were $334.3 million in the third quarter of 2011, compared with net sales of $282.1 million in the third quarter of 2010.

Total Company comparable sales for the quarter increased 5.5%, on top of an increase of 11.7% in the prior year. At Ann Taylor, total brand comparable sales increased 2.5%, reflecting a decline of 5.8% at Ann Taylor stores, and increases of 45.8% in the Ann Taylor e-commerce channel and 1.8% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 7.9%, reflecting increases of 5.9% at LOFT stores, 23.0% in the LOFT e-commerce channel and 10.9% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 57.5%, an increase of 30 basis points compared to the 57.2% gross margin rate achieved in the third quarter of 2010. Our strong third quarter gross margin performance was primarily driven by improved product offerings and higher full-price selling at the LOFT brand, as well as the benefits realized from growth in the e-commerce and factory/outlet channels since the third quarter of 2010.

Selling, general and administrative expenses for the third quarter of 2011 were $269.5 million, up 9% from $247.4 million in the third quarter of 2010, on a 12% increase in net sales. As a percentage of net sales, selling, general and administrative expenses declined 120 basis points to 47.8%, versus the prior year period. This improvement in SG&A rate reflected substantially higher net sales and continued aggressive management of expenses, partially offset by costs associated with the Company’s accelerated factory outlet strategy and an increase in variable costs associated with higher sales versus the 2010 period.

During the third quarter of 2011, the Company did not incur any pre-tax restructuring charges, but did record pre-tax restructuring charges of $0.6 million in the third quarter of 2010. On an after-tax basis, these third quarter 2010 charges totaled $0.3 million, or approximately $0.01 per diluted share.

The Company reported operating income of $54.7 million in the third quarter of 2011, an increase of 34.0% compared with operating income of $40.8 million in the third quarter of 2010. Net income was $32.3 million in the third quarter of 2011, an increase of 33.4% versus the $24.2 million reported in the third quarter of 2010. Diluted earnings per share were $0.61, an increase of 48.8% compared to the $0.41 per diluted share reported in the third quarter of 2010.

The Company ended the quarter with approximately $140 million in cash and cash equivalents.

Total inventory per square foot, excluding e-commerce, at the end of the third quarter was up 11% versus year-ago, reflecting increases of approximately 8% at Ann Taylor stores, 13% at LOFT stores and 10% in the factory outlet channel.

During the third quarter of 2011, the Company opened six new Ann Taylor stores, four new LOFT stores and two new LOFT Outlet stores. The Company also closed two Ann Taylor stores and two LOFT stores. The total store count at the end of the third quarter was 950, comprised of 276 Ann Taylor stores, 97 Ann Taylor Factory stores, 503 LOFT stores, and 74 LOFT Outlet stores.

Fiscal 2011 Nine-Month Results

Net sales for the first nine months of fiscal 2011 were $1.6 billion, compared with net sales of $1.5 billion in the first nine months of fiscal 2010. By brand, net sales across all channels of the Ann Taylor brand were $670.5 million in the first nine months of 2011, compared with net sales of $628.8 million in the first nine months of 2010. At the LOFT brand, net sales across all channels were $975.3 million in the first nine months of 2011, compared with net sales of $836.1 million in the first nine months of 2010.

Total Company comparable sales for the first nine months of 2011 increased 7.3%, on top of an increase of 10.5% in the prior year. At Ann Taylor, total brand comparable sales increased 7.5%, including increases of 2.6% at Ann Taylor stores, 41.1% in the Ann Taylor e-commerce channel and 5.8% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased by 7.1%, including an increase of 4.5% at LOFT stores, an increase of 29.0% in the LOFT e-commerce channel and a 16.3% increase in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 56.6%, compared to the 57.2% gross margin rate achieved in the first nine months of 2010.

Selling, general and administrative expenses for the first nine months of 2011 were $788.7 million, versus $726.6 million in the first nine months of 2010. As a percentage of net sales, selling, general and administrative expenses declined 170 basis points versus the prior year to 47.9%. The improvement in the SG&A rate reflected substantially higher net sales and continued aggressive management of expenses, partially offset by costs associated with the Company’s accelerated factory outlet strategy and an increase in variable costs associated with higher sales versus the 2010 period.

During the first nine months of 2011, the Company did not record any restructuring charges, compared with pre-tax restructuring charges totaling $1.7 million in the first nine months of 2010. On an after-tax basis, restructuring charges totaled $1.0 million, or $0.02 per diluted share, in the first nine months of 2010.

The Company reported operating income of $142.3 million in the first nine months of 2011, an increase of 30.1% compared with operating income of $109.4 million in the first nine months of 2010. Net income was $84.4 million in the first nine months of 2011, an increase of 29.0% versus the $65.4 million reported in the first nine months of 2010. Diluted earnings per share in the first nine months of 2011 were $1.58 per diluted share, an increase of 43.6% over the $1.10 per diluted share reported in the first nine months of 2010.

Outlook for Fiscal Fourth-Quarter and Full-Year 2011

For the fiscal fourth quarter of 2011, the Company expects total net sales to be $580 million, reflecting mid-single digit comparable sales performance. Gross margin rate performance is expected to approach 52%. Selling, general and administrative expenses are estimated to approach $275 million, with the increase versus last year primarily reflecting support for the Company’s strategic growth initiative to accelerate factory outlet expansion, an increased investment in marketing compared to the fourth quarter of 2010 and higher variable store operating costs to support planned top-line growth.

In terms of the full year, the Company has updated its outlook for fiscal 2011, as follows:

•

The Company currently expects fiscal 2011 total net sales to be approximately $2.225 billion, an increase of nearly $250 million, or 12%, versus fiscal 2010. This reflects a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to approach 55.5%.

•

Selling, general and administrative expenses are expected to be approximately 48% of net sales, reflecting leverage of more than 150 basis points, as a result of continued disciplined expense management and expected sales growth versus fiscal 2010. Total SG&A expenses in fiscal 2011 are expected to approach $1.065 billion, compared with $979 million in fiscal 2010. The overall increase primarily reflects support for the Company’s 2011 strategic growth initiatives, as follows:

•	Approximately $35 million of incremental expense associated with the opening of 45 factory outlet locations in fiscal 2011, as well as the full year impact in 2011 of the 2010 LOFT Outlet openings;

•	$25 million in variable store operating costs to support sales growth at the Ann Taylor and LOFT brands;

•	$15 million in incremental brand marketing investment to drive traffic growth to all channels, as well as continued investment in our high growth e-commerce business, and;

•	$5 million associated with reinstatement of the Company’s 401k match and $5 million associated with merit increases.

•	The Company’s effective tax rate is expected to be approximately 40%.

•	Capital expenditures are expected to be approximately $125 million, reflecting investments of approximately:

•	$55 million in support of approximately 75 new stores for both brands;

•	$25 million to support approximately 30 downsizes and remodels, largely associated with the accelerated conversion of select Ann Taylor stores to the new, more productive, smaller store format;

•	$20 million for store renovation and refurbishment programs, primarily for LOFT stores, and;

•	$25 million to support continued investment in information technology and our high-growth e-commerce channel.

•

Total weighted average square footage for fiscal 2011 is expected to increase approximately 4% by year-end, reflecting the opening of approximately 75 new stores, partially offset by approximately 20 store closures and the impact of downsizes. The Company expects to have approximately 950 stores at fiscal year-end, and,

•

The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management. The Company also anticipates ending the fiscal year with an increase in total inventory per square foot, excluding e-commerce, in the mid-single digits, in line with comparable sales expectations.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•

the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the impact of fluctuations in sourcing costs, particularly increases in the costs of raw materials, labor, fuel and transportation;

•

the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the depressed levels of consumer spending and consumer confidence resulting from the worldwide economic downturn and financial crisis;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of continued uncertainty in the global economy on the Company’s liquidity and capital resources;

•

the Company’s dependence on its Louisville distribution center and third-party transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes by employees of the transportation companies;

•	the effect of competitive pressures from other retailers;

•	the impact on the Company’s stock price of fluctuations in the Company’s level of sales and earnings growth;

•

acts of war or terrorism in the United States or worldwide, and the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s ability to sustain the results of its recent restructuring program;

•	the Company’s ability to realize its deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan;

•	the Company’s dependence on shopping malls and other retail centers to attract customers; and

•	the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Nine Months Ended October 29, 2011 and October 30, 2010

(unaudited)

Table 1.

	Quarter Ended		Nine Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
	(in thousands, except per share amounts)
Net sales	$564,003	$505,281	$1,645,832	$1,464,934
Cost of sales	239,763	216,505	714,839	627,193

Gross margin	324,240	288,776	930,993	837,741
Selling, general and administrative expenses	269,498	247,381	788,656	726,601
Restructuring charges	—	550	—	1,693

Operating income	54,742	40,845	142,337	109,447
Interest income	97	245	430	582
Interest expense	541	369	1,352	1,254

Income before income taxes	54,298	40,721	141,415	108,775
Income tax provision	22,018	16,525	57,029	43,351

Net income	$32,280	$24,196	$84,386	$65,424

Earnings per share:
Basic earnings per share	$0.62	$0.41	$1.61	$1.11
Weighted average shares outstanding	51,389	57,467	51,583	57,630
Diluted earnings per share	$0.61	$0.41	$1.58	$1.10
Weighted average shares outstanding, assuming dilution	52,072	58,270	52,441	58,492

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

October 29, 2011, January 29, 2011 and October 30, 2010

(unaudited)

Table 2.

	October 29, 2011	January 29, 2011	October 30, 2010
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$139,590	$226,644	$223,614
Accounts receivable	31,132	17,501	28,578
Merchandise inventories	278,174	193,625	231,953
Refundable income taxes	25,953	26,631	31,363
Deferred income taxes	29,742	28,145	27,244
Prepaid expenses and other current assets	56,367	57,367	50,096

Total current assets	560,958	549,913	592,848
Property and equipment, net	363,901	332,489	333,772
Deferred income taxes	25,117	31,224	26,446
Other assets	12,447	13,194	11,471

Total assets	$962,423	$926,820	$964,537

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$107,499	$97,330	$90,964
Accrued salaries and bonus	15,094	29,346	21,454
Current portion of long-term performance compensation	19,383	—	—
Accrued tenancy	41,938	42,620	46,785
Gift certificates and merchandise credits redeemable	37,643	49,103	36,177
Accrued expenses and other current liabilities	79,966	63,509	74,204

Total current liabilities	301,523	281,908	269,584
Deferred lease costs	164,558	165,321	164,861
Deferred income taxes	575	850	1,000
Long-term performance compensation, less current portion	36,484	32,299	24,205
Other liabilities	23,215	22,997	22,577
Commitments and contingencies
Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516, 82,554,516 and 82,554,516 shares issued, respectively	561	561	561
Additional paid-in capital	806,837	801,140	793,408
Retained earnings	572,077	487,691	479,718
Accumulated other comprehensive loss	(2,284)	(2,378)	(3,741)
Treasury stock, 30,190,855, 27,205,853 and 24,584,175 shares, respectively, at cost	(941,123)	(863,569)	(787,636)

Total stockholders’ equity	436,068	423,445	482,310

Total liabilities and stockholders’ equity	$962,423	$926,820	$964,537

ANN INC.

Brand Sales and Store Data

For the Quarters and Nine Months Ended October 29, 2011 and October 30, 2010

(unaudited)

Table 3.

	Quarter Ended
Sales and Comps	October 29, 2011		October 30, 2010
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$121,280	(5.8)%	$128,505	23.4%
Ann Taylor e-commerce	34,617	45.8%	24,122	57.0%

Subtotal	155,897	2.8%	152,627	27.7%
Ann Taylor Factory	73,816	1.8%	70,576	11.3%

Total Ann Taylor brand	$229,713	2.5%	$223,203	21.9%

LOFT brand
LOFT Stores	$248,532	5.9%	$233,356	(0.6)%
LOFT e-commerce	32,758	23.0%	26,670	64.6%

Subtotal	281,290	7.7%	260,026	3.6%
LOFT Outlet	53,000	10.9%	22,052	22.0%

Total LOFT brand	$334,290	7.9%	$282,078	4.5%

Total Company	$564,003	5.5%	$505,281	11.7%

	Nine Months Ended
Sales and Comps	October 29, 2011		October 30, 2010
	Sales	Comp% (1)	Sales	Comp% (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$363,956	2.6%	$362,011	19.4%
Ann Taylor e-commerce	86,675	41.1%	62,426	46.0%

Subtotal	450,631	8.4%	424,437	22.6%
Ann Taylor Factory	219,854	5.8%	204,366	9.3%

Total Ann Taylor brand	$670,485	7.5%	$628,803	17.9%

LOFT brand
LOFT Stores	$748,106	4.5%	$719,360	1.6%
LOFT e-commerce	84,918	29.0%	66,586	60.3%

Subtotal	833,024	6.5%	785,946	4.8%
LOFT Outlet	142,323	16.3%	50,185	19.3%

Total LOFT brand	$975,347	7.1%	$836,131	5.4%

Total Company	$1,645,832	7.3%	$1,464,934	10.5%

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.

ANN INC.

Brand Sales and Store Data

For the Quarters and Nine Months Ended October 29, 2011 and October 30, 2010

(unaudited)

Table 3. (Continued)

	Quarter Ended
Stores and Square Footage	October 29, 2011		October 30, 2010
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor Stores	276	1,448	276	1,501
Ann Taylor Factory	97	691	92	668

Total Ann Taylor brand	373	2,139	368	2,169

LOFT brand
LOFT Stores	503	2,931	506	2,954
LOFT Outlet	74	519	33	217

Total LOFT brand	577	3,450	539	3,171

Total Company	950	5,589	907	5,340

Number Of:
Stores open at beginning of period	942	5,563	894	5,265
New stores	12	60	16	93
Downsized stores (2)	—	(12)	—	(6)
Closed stores	(4)	(22)	(3)	(12)

Stores open at end of period	950	5,589	907	5,340

Converted stores (3)	—	—	4	—

	Nine Months Ended
Stores and Square Footage	October 29, 2011		October 30, 2010
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Number Of:
Stores open at beginning of period	896	5,283	907	5,348
New stores	68	436	16	93
Downsized stores (4)	—	(51)	—	(11)
Closed stores	(14)	(79)	(16)	(90)

Stores open at end of period	950	5,589	907	5,340

Converted stores (5)	—	—	10	—

(2)	During the quarter ended October 29, 2011, the Company downsized two Ann Taylor stores. During the quarter ended October 30, 2010, the Company downsized two Ann Taylor stores.
(3)	During the quarter ended October 30, 2010, the Company converted four LOFT stores to LOFT Outlet stores.
(4)	During the nine months ended October 29, 2011, the Company downsized nine Ann Taylor stores and two Ann Taylor Factory stores. During the nine months ended October 30, 2010, the Company downsized five Ann Taylor stores and one LOFT store.
(5)	During the nine months ended October 30, 2010, the Company converted six Ann Taylor stores to LOFT stores and four LOFT stores to LOFT Outlet stores.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in the United States. The Company operates 950 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of October 29, 2011, as well as online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199